LPI Position Holder Trust Newsletter

April 2018 Issue

The Trustee's Corner

Thank you for taking the time to read the April 2018 issue of the Life Partners Position Holder Trust (PHT) investor newsletter. We'll be sharing a few updates from the past month and answering a couple of questions that we received in recent weeks.

I want to remind all of you that this monthly newsletter is intended as a "deeper dive" into a handful of important items pertinent to all investors. However, the LPI PHT website (www.LPI-PHT.com) is your go-to information source on a daily basis. The website is the place where we post breaking news, timely reminders, important Q&As and weekly updates on policies in the portfolio that have matured. We have committed a lot of time and energy into publishing content that is most useful to you, as well as making this site easy to navigate, so please consult it frequently to stay on top of timely information.

I'm pleased to inform you that Magna Servicing has made a significant investment into new software that will better serve the PHT and all investors. After much time in development, Magna is now transitioning to this new information system. You may notice a few changes in the invoices, account statements and other reports created by Magna Servicing. In addition, Magna will be making some changes to the Investor Portal and some improvements to the reporting tools you access from that site (www.magnaservicing.com), so please be patient as the portal will be under construction for a while.

Please review the news updates that follow so you are informed about some of the important developments with the Trust. Thank you very much for your interest.

Sincerely,

LPI Position Holder Trust
Eduardo S. Espinosa
Trustee

Inside this issue

The Trustee's Corner 1

Upcoming Events.......... 1

Action Items 2

Trust Update 3-5

The PHT is a "pass-through" entity 3

Update on Policies in Litigation 3-4

10-K Filed.............................4

Stale Checks.........................4

Beneficiary Designations 5

Portfolio at Glance 6

FAQs............................. 7

How to Contact Us 8

Upcoming Events

- **May 14th:**

  May 2018 LPI PHT Newsletter to be published

- **June 11th**

  2nd Quarter LPI PHT Investor Podcast available for download

- **June 18th**

  June 2018 LPI PHT Newsletter to be published


TO DO LIST

Action Items

What we need from you?

- **Please update your contact information**. You can change your contact information through the Investor Portal (www.magnaservicing.com) or by contacting Customer Service (contactinfo@magnaservicing.com).

- Please pay the premiums on the positions that you own, as reflected in any invoices you received. Do not send a partial payment and do not delay beyond the 60-day payment window. **As a reminder, the PHT must receive your check by the 60th day.** LPI's Plan of Reorganization requires that the PHT must actually receive the CFH investor's remittance by the 60th day following the invoice date. **Your envelope's postmark date does not count.** If we do not receive an investor's payment within the mandatory 60-day window, I must default the corresponding CFH position into the PHT.

- **Please access the PHT investor portal (www.magnaservicing.com), review your account statements, read the e-mails we send and check the PHT website from time to time.** The PHT Trustee uses these tools to provide important information about your investment to you. We've made a real effort to provide the important information in a concise, clear and timely manner.

- Please fill out and execute a Transfer on Death Beneficiary (TOD) form. Using the TOD forms allows your heirs to receive your Plan securities without going through probate. You can find the TOD forms on the PHT website on the Forms page.

- Please send any ideas for the monthly newsletter or the PHT website to our communications consultant, Daryn Teague, at dteague@teaguecommunications.com. If you have suggestions for additional information or reports that could be provided on the Investor Portal maintained by Magna Servicing, please send those directly to the Trustee's office (trustee@lpi-pht.com).

Trust Update

The PHT is a "pass-through" entity

After the "Grantor Letter" was sent out to investors this spring, we received a few inquiries from investors who noted they were required to report taxable income for 2017, even though they did not receive a distribution from the PHT last year. We'd like to take a moment to explain why this is the case.

The PHT is what is known as a "pass-through" entity for tax purposes. A pass-through entity does not pay income tax; instead, its owners pay the taxes arising from the entity's operations. Each owner reports their share of the entity's income and expenses on their individual income tax return and pays any required taxes, regardless of whether the owner actually received a distribution of cash or assets from the entity during the year.

In fact, it's quite common for pass-through entities to generate taxable income in excess of the amounts paid to their owners in any given year — and that is what happened to the PHT in 2017. We reported a small profit last year (expenses were roughly 97% of total income), but we were unable to make an actual cash distribution to investors because we are required to first pay off the Exit Facility.

It's important to understand that investors will NOT be required to pay taxes on distributions they receive from the PHT, when we are able to begin sending out those checks. This is because unit holders are taxed at the time any income is reported by the PHT — so a cash distribution by the PHT to those same unit holders will not, of itself, constitute new taxable income.

By the way, please note that the PHT's accountants have created a detailed explanation of the information on the Grantor Letter, which you can find on the PHT website (see the "Links" page) and share with your tax professional.

Update on Policies in Litigation

We have also been asked by a few investors to provide a brief update on the matured policies owned by the PHT that are currently being disputed in litigation.

There are two policies owned by the PHT that are currently frozen subject to lawsuits that have been filed by third parties:

Policy 23150

This is a Federal Employees' Group Life Insurance (FEGLI) policy that Life Partners purchased in 2002. At the time, the insured assigned the policy to Life Partners in accordance with FEGLI's regulations. After the insurer died, the insured's family made numerous claims to the proceeds of the policy — all of which were denied by the plan administrator — and the family has now filed suit (against the plan administrator and the PHT) to recover the proceeds of the policy.

This lawsuit is in its earliest stage. The PHT has asked the court to dismiss the plaintiff's suit before an answer is required. If the motion is denied, the PHT will answer the suit, proceed to discovery and eventually to trial.

Policy 77250

This policy was purchased by Life Partners in 2012 and is in dispute due to a lawsuit filed in New York by Mr. Shea Ostreicher against the insurance company and the PHT's securities intermediary, ATLES. In the lawsuit, he claims that the sale of the policy was invalid and that he is the actual owner. This is not the first time that Mr. Ostreicher has raised this claim; he initially made this argument in 2012 and a Texas state court entered a judgment finding that Life Partners was the rightful owner of the policy, then raised it again during the bankruptcy proceedings and the judge once again entered judgment in favor of Life Partners. His most recent claim was asserted in a lawsuit filed in November 2017.

Trust Update

Update on Policies in Litigation

This lawsuit is in its earliest stage. At an appropriate time, ATLES will ask the court to dismiss the suit before an answer is required. If the motion is denied, the PHT will answer the suit, proceed to discovery and eventually to trial.

The death benefits on both of these policies have been paid to ATLES and are being held in escrow accounts at this time.

We will vigorously fight these lawsuits on behalf of the PHT investors and we're optimistic that we will prevail. In the meantime, however, we are unable to access the maturity proceeds from these policies and are precluded from distributing any funds.

Unfortunately, it's not possible to predict the outcome — or the timeline — for these matters to be resolved. All of the information that we can provide to you will be communicated in a timely manner through the PHT website and/or the newsletter.

10-K Filed

The PHT recently filed its annual 10-K document with the Securities and Exchange Commission (SEC). This annual filing includes audited financial reporting information for both the PHT and the IRA Partnership as of December 31, 2017. You can download the 10-K from either the SEC website (www.sec.gov) or from the PHT website. We encourage you to review this document and share it with your financial advisors so you are informed on the latest financial data.

Stale Checks

There are a number of checks that the PHT has sent out that have not been cashed or that have been returned. The Plan provides that a check sent by the PHT becomes null and void if not deposited within 60 days of the date the check was issued. Once a check becomes void because it was not timely deposited, the investor has one year from the date of the check to request a new check. If the investor does not request a new check within a year, the investor is no longer entitled to receive the payment.

It is very important that you keep your address current and that you cash the checks that we send to you.

Trust Update

Beneficiary Designations



Documents

Earlier this year, the Trustee created forms (the Transfer on Death Beneficiary Designations) so that investors can designate who receives their Plan securities (PHT units, Partnership units, New IRA Notes and CFH positions) after they die. Using the TOD Beneficiary Designations will make it easier for your family to receive your Plan securities after you die. Otherwise, your heirs will have to go through probate or whatever legal process your state requires to transfer property after death.

Unfortunately, relatively few investors have taken advantage of the TOD Beneficiary Designations. For those investors who have not submitted these forms to us, the



PHT will be unable to transfer their securities to their heirs after they die, until state court probate processes are completed. This has resulted in delays and additional costs for investors' families and for the PHT.

You can find the TOD Beneficiary Designations on the PHT's website on the Forms page. Also, on the Forms page are instructions for using the forms and a series of FAQs to assist you.

The beneficiary designations that investors filled out when they originally purchased their investments from LPI are no longer valid. The original LPI investments were cancelled by the Plan and replaced the new Plan securities. Accordingly, investors should take advantage of the beneficiary forms.

Portfolio at a Glance

We have some better "Year to Date" news on the portfolio to report to you this month. This is largely due to the discovery of an additional $10 million in policy maturities from January 2018. Nevertheless, February and March 2018 have so far turned out to be weak maturity months with $4.1 million and $7.6 million respectively in maturities discovered so far.


Median
95%
75%
25%
5%
Actual

As you will recall from prior newsletters, the portfolio ebbs and flows from month to month — but overall we are basically on track with the projections used in the Disclosure Statement; although 2018 maturities to-date are slower than we would like. There is a delay between the occurrence of a maturity and our learning of it. Accordingly, there are maturities that likely occurred in February or March that we have not yet identified and, thus, are not yet shown on the chart. Also, there are about $457,000 in maturities recently identified by Magna that are not included in the chart because they occurred prior to January 1, 2016 (the beginning date of the projections). These maturities benefit the PHT even though they are not included on the chart.

One thing that we would like to note about these projections. In the newsletters, we track the maturities in the portfolio against a model that is similar to that used to create Exhibit C to the Disclosure Statement, which was the basis for the Plan. For purposes of the valuation of the portfolio for the Trust's financial statements, we use a different model that is intended to be a proxy for market value as required by Generally Accepted Accounting Principles. As a result, the projections used in the newsletter do not provide valid information as to the value of the portfolio.

Frequently Asked Questions

Here are brief answers to some of the frequently asked questions (FAQs) we've received in the past month:

Q: When the PHT is forced to retain counsel to litigate a dispute over maturities from a policy, how are those litigation expenses allocated and paid?

A: The costs incurred by the PHT to defend the lawsuit is an allocable policy expense under section 4.03 of the Plan. Accordingly, each Continuing Fractional Holder in the policy is responsible for his or her pro-rata share of the expenses. For the two lawsuits currently in progress, the PHT plans to bill the CFHs at the conclusion of the suit and offset the amount owed from the CFHs' share of the proceeds. If, however, the suit goes on longer than anticipated (that is, it is not resolved by July 2, 2018), the PHT may send an interim bill.


FREQUENTLY
ASKED
QUESTIONS

Q: I'd like to designate a beneficiary for my Plan securities so that my heirs can avoid probate. How can I do so?

A: You can sign a Transfer on Death (TOD) Beneficiary Designation. A TOD Beneficiary Designation is a form of registration for a security that allows the owner of the security to designate a beneficiary who will receive the security on the owner's death. You can name one or more individuals or a single trust as your beneficiary. Once you have completed, executed and notarized your TOD Beneficiary Designation, you should mail it to Magna Servicing.

Please note that you may need to fill out additional forms depending upon how you hold your securities and whether you live in a community property state (including Alaska, Arizona, California, Idaho, Louisiana, Michigan, Nevada, New Mexico, Texas, Washington and Wisconsin).

You can find all of the necessary forms and instructions on the Forms page of the website.

Questions and Updates

We routinely post updates and new information on www.LPI-PHT.com. In addition, prior investor communications -- including copies of this newsletter and the Trustee's prior investor presentations -- are available on the "Investor News" tab. We encourage you access the website as a primary reference source.

We're happy to answer any additional questions you may have. Please note that it's likely you will receive a faster response if you contact us by email.

How to Contact Us

For questions regarding your individual account, please contact:

Magna Servicing

P.O. Box 23226

Waco, TX 76702

Phone: 800-368-5569

Email: custsrv@magnaservicing.com

For questions regarding the administration of the Plan of Reorganization, please contact:

Eduardo Espinosa, LPI PHT Trustee

2001 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: 214-698-7893

Email: trustee@lpi-pht.com

